Exhibit 16.1

July 21, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Metaldyne Performance Group Inc. and, under the date of February 29, 2016, we reported on the consolidated financial statements of Metaldyne Performance Group Inc. and subsidiaries as of and for the years ended December 31, 2015 and 2014 and on the effectiveness of internal control over financial reporting as of December 31, 2015.

On July 15, 2016, we were notified by Metaldyne Performance Group Inc. that the Audit Committee of the Board of Directors approved the dismissal of KPMG LLP as Metaldyne Performance Group Inc.’s independent registered public accounting firm upon completion of our review of the consolidated financial statements as of and for the three and six month periods ended July 3, 2016.  We have read Metaldyne Performance Group Inc.’s statements included under Item 4.01 of its Form 8-K dated July 21, 2016, and we agree with such statements except that we are not in a position or agree or disagree with (1) Metaldyne Performance Group’s statement that the Audit Committee  approved the Company’s engagement of Deloitte & Touche LLP (D&T) to serve as Metaldyne Performance Group Inc.’s independent registered public accounting firm for fiscal year ending December 31, 2016, and (2) Metaldyne Performance Group Inc.’s statements in the last paragraph of Item 4.01.

Very truly yours,

/s/ KPMG LLP